Exhibit 99.1

900 King Street Suite 100 Rye Brook, NY 10573	Tel 914.307.7000 Fax 914.307.4044

August 24, 2007

Client Name

Address

Address

Address

Re: Sentinel Default Will Have No Impact on KGT’s Investors

Dear [            ]:

One of the unique features of futures trading is the ability to earn interest on your money while trading in the global futures markets. In February 2004, in an effort to enhance the interest income earned by KGT, we placed a portion of KGT’s assets in an enhanced money-market account managed by an independent firm called Sentinel Management Group Inc., an SEC-registered investment adviser and CFTC-registered futures commission merchant.

Sentinel’s name has been in the financial headlines over the past week because it declared bankruptcy and shortly thereafter was charged by the SEC with “…fraud and misappropriation and misuse of client assets…”. Sentinel’s assets are now frozen. It is impossible to determine how much, if any, of approximately $1.685 million KGT had deposited at Sentinel will be recovered; in any case, it will be months, if not years, before this is resolved.

KGT’s Managing Owner, Preferred Investment Solutions Corp., will ensure that KGT’s Unitholders avoid any possible loss which results from the Sentinel bankruptcy by acquiring the KGT interest in the Sentinel account at the value recorded by KGT as of August 10, 2007, the business day immediately preceding suspension of withdrawals from the account by Sentinel. In addition, please be assured that KGT’s trading will be unaffected by the Sentinel bankruptcy — trading will continue uninterrupted. Similarly, redemptions will be honored on a timely basis, KGT’s NAV will be calculated and reported in the normal course, and KGT’s statements will be prepared and sent to Unitholders as usual.

As always, we hope that you will contact Preferred directly if you have any questions. Please call Lawrence Block, Senior Vice President, at (914) 307 - 7020.

Sincerely,

Kenneth A. Shewer	Marc S. Goodman
Chairman	President
Preferred Investment Solutions Corp.	Preferred Investment Solutions Corp.